Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), effective as of November 1, 2020, is between  Turning Point Brands, Inc. ("Turning Point") and, collectively with its parent(s), subsdiary(ies), and all other related companies), having its principal place of business at 5201 Interchange Way, Louisville, KY 40229 (the "Company"), and James W. Dobbins, an individual ("Consultant"), located at 1006 Monmouth Avenue; Durham, NC  27701.

1.          Consulting Relationship. Consultant was previously the Senior VP and General Counsel for the Company, and has agreed to provide his services pursuant to the terms of this agreement in order to transfer relevant knowledge, provide interim support, and facilitate the transition of his work to others as well as continue to provide his insights on ongoing business, legal, and regulatory issues ("Services"). Consultant shall provide such Services as directed and under the direction of CEO and General Counsel.  Consultant may choose to form and operate as a corporate entity, provided that all services under this contract are exclusively performed by Mr. Dobbins.  Consultant shall provide all relevant tax or other documentation to Turning Point.

2.           Fees.

a.          Annual Rate will be $100,000 per year, paid in monthly increments (“Fees”).  If the Company consistently exceeds Consultant’s monthly time of up to 40 hours, the Company and Consultant will renegotiate the contract rate or if asked to work on a specific project that will take significant time, the Company and Consultant will negotiate a rate for that project. Travel time shall be considered part of the services performed by Consultant under this Agreement to the extent the travel is to or from the Company's Louisville, Kentucky office or another site designated by the Company in advance of the travel.

b.          Monthly Billing & Minimum — Consultant shall keep a record of all time spent performing services on behalf of Company in 1/2 day increments and submit an invoice to Company on a calendar monthly basis reflecting the monthly fee set forth above. Consultant shall be available for up to five (5) business days per month. Company shall pay Consultant's invoice within fifteen (15) business days of the invoice date.

3.          Expenses. Provided such expenses are approved in advance by the Company, the Company will reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the provision of the Services contemplated by this Agreement. Consultant shall submit his expenses with his monthly invoice for fees. All such submissions of expenses must be accompanied by receipts for such expenses unless the individual expense is less than $25.00. In addition, Company agrees to reimburse for 2020 CLE and training.  Consultant will provide receipts for reimbursement.

4.           Relationship of the Parties. Consultant's relationship with Company will be that of an independent contractor and not that of an employee. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between Company and Consultant. It is understood that Consultant cannot, and has no authority to, impose any obligation on Company or to bind Company to the performance of any obligation. Consultant will report as income to the IRS and applicable local tax authorities, compensation received pursuant to this Agreement, and will pay any and all applicable federal, state and local taxes. Company shall report to the IRS and local revenue departments payments made to Consultant pursuant to this Agreement on a Form 1099 and provide a copy to Consultant.

5.           Confidential Information.

a.            Consultant shall keep strictly confidential and not disclose to any third-party Confidential Information, unless he receives written permission to do so by Company.

b.          In the event Consultant is required by statute, regulation, or judicial or administrative process to disclose Confidential Information, he shall promptly (1) notify Company so Company may seek appropriate protection or another remedy and (2) consult with Company regarding such efforts. If Company does not obtain a relevant protective order or other form of relief, Consultant may disclose that portion of any Confidential Information that is legally required with no liability under this Agreement.

c.           Confidential Information shall mean any and all information that is disclosed to Consultant or that Consultant learns during the term of this Agreement that relates to the business of Company, including without limitation, methods, processes, techniques, formulae, research data, marketing and sales information, personnel data, customer lists, financial data, strategic plans, marketing plans and other plans, manuals, policies, computer programs and databases, know-how, and proprietary information of Company and its subsidiaries and affiliate or any information Consultant knows or should reasonably know is treated by Company as confidential or proprietary. Confidential Information does not include any portion of the Confidential Information that (1) is generally available to the public at the time of disclosure, (2) becomes generally available to the public after disclosure, except through breach of this Agreement by Consultant, or (3) was not acquired directly or indirectly by Consultant from Company.

d.            Non-Competition.  In consideration of the Fees, the terms of the Non-Competition clauses of the Employment Agreement between Turning Point Brand, Inc. and James Dobbins shall be extended six months beyond the termination of this Consulting Agreement, to the extent consistent with law and public policy in Kentucky, North Carolina and New York.

6.           Term and Termination. This Agreement shall become effective as of November 1, 2020, and continue for a period of two (2) years and will automatically expire on October 31, 2022. In the event of a material breach, upon thirty days’ notice, either party may terminate the agreement, provided that the alleged breach is not cured within that thirty-day period.

7.           Notice. Any notice under this Agreement may be given by UPS Next Day Air at the physical addresses listed above, or in the alternative by electronic mail.

8.           Miscellaneous.

a.           Entire Agreement; Amendment; Headings. This Agreement constitutes the sole and complete agreement between the parties with respect to the Services provided by Consultant during the term. No modification of this Agreement shall be binding upon either party unless signed by both. The descriptive phrases at the head of various paragraphs are for reference only and shall not be construed to define the terms.

b.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky with regard to its conflict of laws principles. If any provision of this Agreement is found by a court to be unenforceable, the remainder shall continue in full force and effect.

c.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Turning Point Brands, Inc.

/s/ James W. Dobbins	By:	/s/ Lawrence S. Wexler
James W. Dobbins			Lawrence S. Wexler
Turning Point Brands, Inc.

Date:	8/19/2020	Date:	8/19/2020